                                                                       EXHIBIT 2


             Consolidated Financial Statements and Report of
                Independent Certified Public Accountants

               MILINX BUSINESS GROUP, INC. AND SUBSIDIARY

            June 30, 1999 and September 30, 1999 (unaudited)

                                 C O N T E N T S


                                                                            Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                            3


FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS                                              4

     CONSOLIDATED STATEMENTS OF OPERATIONS                                    5

     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                           6

     CONSOLIDATED STATEMENTS OF CASH FLOWS                                    7

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               8

               Report of Independent Certified Public Accountants







Board of Directors and Stockholders
Milinx Business Group, Inc.

We have audited the accompanying consolidated balance sheet of Milinx Business Group, Inc. (a Delaware corporation) and its subsidiary, (the Company) as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Milinx Business Group, Inc. and its subsidiary, as of June 30, 1999, and the results of their consolidated operations and their cash flows for the six months then ended, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Seattle, Washington
November 19, 1999 except for
  notes L(4) and M as to which
  the date is February 4, 2000

                   Milinx Business Group, Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                                         June 30,      September 30,
                                                                                           1999             1999
                                                                                       ----------      -------------
CURRENT ASSETS                                                                                          (unaudited)
    Cash                                                                               $    4,522       $     9,778
    Accounts receivable, net                                                               67,826           105,688
    Prepaid expenses                                                                       34,873            50,994
                                                                                       ----------       -----------
           Total current assets                                                           107,221           166,460

PROPERTY AND EQUIPMENT -- AT COST, net of accumulated depreciation                        714,232         1,073,562

OTHER ASSETS AND DEFERRED CHARGES
    Licenses                                                                              261,250           311,198
    Deposits                                                                               24,834            28,593
                                                                                       ----------       -----------
                                                                                       $1,107,537       $ 1,579,813
                                                                                       ==========       ===========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued liabilities                                           $  496,491       $   865,393
    Due to Milinx Marketing Group, Inc.                                                    25,813             7,314
    Due to Milinx Management Corporation                                                    3,586             3,420
    Due to Milinx International, Inc. -- current portion                                   25,000            25,000
    Loans payable -- short term                                                                --            13,606
                                                                                       ----------       -----------
           Total current liabilities                                                      550,890           914,733

DUE TO MILINX INTERNATIONAL, INC., less current portion                                   200,000           200,000

COMMITMENTS AND CONTINGENCIES                                                                  --                --

STOCKHOLDERS' EQUITY
    Series A 10% non-cumulative, voting convertible preferred stock -- $0.001 par
        value, 15,000,000 shares authorized, 3,675,000 shares issued and outstanding        3,675             3,675
    Series B voting convertible preferred stock -- no par value, 10,000,000 shares
        authorized, none issued and outstanding                                                --                --
    Common stock -- $0.001 par value, 210,000,000 shares authorized, 8,470,000
         issued and outstanding                                                             8,470             8,470
    Additional paid in capital                                                          1,209,275         2,436,775
    Accumulated deficit                                                                  (844,250)       (1,970,809)
    Cumulative translation adjustment                                                     (20,523)          (13,031)
                                                                                       ----------       -----------
                                                                                          356,647           465,080
                                                                                       ----------       -----------
                                                                                       $1,107,537       $ 1,579,813
                                                                                       ==========       ===========



The accompanying notes are an integral part of these statements.

                   Milinx Business Group, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 Six months        Three months
                                               ended June 30,   ended September 30,
                                                    1999               1999
                                               --------------    -------------------
                                                                    (unaudited)
Net sales                                         $  43,424        $    45,971

Cost of sales                                        48,112            100,657
                                                  ---------        -----------

Gross profit                                         (4,688)           (54,686)
                                                  ---------        -----------

Selling, general and administrative expenses        839,192          1,069,329
Other                                                   370              2,544
                                                  ---------        -----------
Net loss from operations                          $(844,250)       $(1,126,559)
                                                  =========        ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED    $   (0.32)       $     (0.13)
                                                  =========        ===========



The accompanying notes are an integral part of these statements.

                   Milinx Business Group, Inc. and Subsidiary

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

    Six months ended June 30, 1999 and three months ended September 30, 1999

                                               Series A preferred   Series B preferred
                                                      stock               stock               Common stock      Additional
                                              -------------------   ------------------    -------------------    Paid In
                                               Shares     Amount    Shares    Amount        Shares    Amount     Capital
                                              ---------  --------   ------   ---------    ---------  --------  -----------
Balance at January 1, 1999                           --   $    --       --  $       --           --   $    --   $       --

Issuances of common stock
    through series of placements                     --        --       --          --    8,470,000     8,470      592,825

Issuance of Series A preferred
    stock to officers and a                   2,925,000     2,925       --          --           --        --           --
    legal counsel

Issuance of Series A preferred
    stock through exercise of
    stock options by Credit Assure              750,000       750       --          --           --        --       26,250

Issuance of Internal Warrants A
    to a director and a legal counsel                --        --       --          --           --        --          200

Issuance of Class A
    units to various investors                       --        --       --          --           --        --      590,000

Foreign currency translation
    adjustment                                       --        --       --          --           --        --           --

Net loss for the six months
    ended June 30, 1999                              --        --       --          --           --        --           --
                                              ---------  --------   ------    --------    ---------  --------  -----------
Balance at June 30, 1999                      3,675,000     3,675       --          --    8,470,000     8,470    1,209,275

Issuance of Class A units (unaudited)                --        --       --          --           --        --    1,227,500

Change in cumulative translation
    adjustment (unaudited)                           --        --       --          --           --        --           --

Net loss for the three months
    ended September 30, 1999 (unaudited)             --        --       --          --           --        --           --
                                              ---------  --------   ------    --------    ---------  --------  -----------
Balance at September 30, 1999
    (unaudited)                               3,675,000  $  3,675       --     $    --    8,470,000  $  8,470  $ 2,436,775
                                              =========  ========   ======    ========    =========  ========  ===========





                                               Cumulative
                                               Translation     Accumulated
                                               Adjustment        Deficit           Total
                                              -------------    -----------         -----
Balance at January 1, 1999                    $        --      $       --    $         --

Issuances of common stock
    through series of placements                       --              --         601,295

Issuance of Series A preferred
    stock to officers and a                            --              --           2,925
    legal counsel

Issuance of Series A preferred
    stock through exercise of
    stock options by Credit Assure                     --              --          27,000

Issuance of Internal Warrants A
    to a director and a legal counsel                  --              --             200

Issuance of Class A units to
    various investors                                  --              --         590,000

Foreign currency translation
    adjustment                                    (20,523)             --         (20,523)

Net loss for the six months
    ended June 30, 1999                                --        (844,250)       (844,250)
                                              -----------     -----------     -----------
Balance at June 30, 1999                          (20,523)       (844,250)        356,647

Issuance of Class A units (unaudited)                  --              --       1,227,500

Change in cumulative translation
    adjustment (unaudited)                          7,492              --           7,492

Net loss for the three months
    ended September 30, 1999 (unaudited)               --      (1,126,559)     (1,126,559)
                                              -----------     -----------     -----------

Balance at September 30, 1999
    (unaudited)                               $   (13,031)    $(1,970,809)    $   465,080
                                              ===========     ===========     ===========



The accompanying notes are an integral part of this statement.

                   Milinx Business Group, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         Six months        Three months
                                                                       ended June 30,   ended September 30,
Increase (Decrease) in cash                                                 1999               1999
                                                                       --------------   -------------------
                                                                                            (unaudited)
Cash flows from operating activities
    Net loss                                                           $ (844,250)         $ (1,126,559)
    Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                      42,362                83,285
        Write off of license costs                                             --               100,000
        Changes in assets and liabilities
           Accounts receivable                                            (67,826)              (37,862)
           Prepaid expenses                                               (34,873)              (16,121)
           Accounts payable and accrued liabilities                       496,491               368,902
           Due from Milinx Marketing Group, Inc.                          (39,868)              (18,499)
           Due to Milinx Management Corporation                             3,586                  (166)
                                                                       ----------           -----------
           Net cash used in operating activities                         (444,378)             (647,020)

Cash flows from investing activities
    Acquisition of fixed assets                                          (677,163)             (435,740)
    Deposits                                                              (24,834)               (3,759)
    Licenses                                                              (50,000)             (156,823)
                                                                       ----------           -----------
           Net cash used in investing activities                         (751,997)             (596,322)

Cash flows from financing activities
    Proceeds from issuance of common stock                                601,295                    --
    Proceeds from issuance of Series A preferred stock                      2,925                    --
    Proceeds from issuance of 1999 Class A Units                          590,000             1,227,500
    Proceeds form issuance of 1999 Internal Warrants A                        200                    --
    Proceeds from issuance of stock options                                27,000                    --
    Proceeds from borrowings, net                                              --                13,606
                                                                        ---------             ---------
           Net cash provided by financing activities                    1,221,420             1,241,106

Effect of the exchange rate changes on cash                               (20,523)                7,492
                                                                       ----------           -----------
Net increase in cash and cash equivalents                                   4,522                 5,256

Cash and cash equivalents at beginning of year                                 --                 4,522
                                                                       ----------           -----------
Cash and cash equivalents at end of year                               $    4,522           $     9,778
                                                                       ==========           ===========

Non-cash transactions:

(1) In connection with an asset acquisition (see note D), the Subsidiary has issued a $65,681 demand note payable.


The accompanying notes are an integral part of these statements.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Milinx Business Group, Inc. (the Company) was incorporated on December 10, 1998 in the state of Delaware as Milinx Marketing Group, Inc. and commenced its operations on February 10, 1999. Effective May 5, 1999, the Company changed its name to Milinx Business Group, Inc. The Company is developing and marketing business application products including Unified Messaging, Virtual Office Systems, and supplying communication productivity, and e-commerce functionality. Milinx is targeting Small and Medium Enterprises (SMEs) in the business Application Service Provider (ASP) market in North America. Effective April 1, 1999, the Company formed a wholly owned Canadian subsidiary, Milinx Business Services, Inc. (BC) (the Subsidiary) to develop and market its product in Canada. Both companies have adopted June 30 fiscal year ends.

1.       Principles of Consolidation

The financial statements include the accounts of the Company and its wholly owned Subsidiary. All significant intercompany balance and transactions have been eliminated.

2.       Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives ranging as follows:

              Furniture and fixtures      5 years
              Computer hardware           2 - 3 years
              Computer software           3 years
              Leasehold improvements      The lesser of the period of the
                                          lease term or the estimated
                                          useful life of the asset

3.       License

License fees are amortized using straight-line method over the life of the license agreement.

4.       Loss per share

Basic loss per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding during the six months ended June 30, 1999 and the three months ended September 30, 1999 (unaudited) was 2,656,040 and 8,470,000, respectively. Diluted loss per share includes the effect of all potentially dilutive common stock equivalents. Diluted loss per share for the period ended June 30, 1999 and September 30, 1999 equaled basic loss per share due to antidilutive effect of the common stock equivalents.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

5.       Translation Adjustments

The Company considers the U.S. dollar its functional currency. Its Subsidiary's functional currency is the Canadian dollar. Translation adjustments resulting from the process of translating the Subsidiary's financial statements into the U.S. dollars for consolidation purposes is reported as a separate component of stockholders' equity.

6.       Comprehensive Income

The Company adopted SFAS 130, Reporting Comprehensive Income. The statement requires inclusion of foreign currency translation adjustments, reported separately in stockholders' equity, in other comprehensive income. The Company had no other comprehensive income items for the six months ended June 30, 1999. The Company's total comprehensive loss for the six months ended June 30, 1999 and the three months ended September 30, 1999 (unaudited) was $864,773 and $1,119,067, respectively.

7.       Accounting Estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B -- MANAGEMENT PLANS

The Company's operations to date have consumed substantial and increasing amounts of cash. The Company's negative cash flow from operations is expected to continue and could accelerate in the foreseeable future. The Company expects that its existing capital resources will be adequate to satisfy the requirements of its current and planned operations until the end of fiscal year 2000. However, the rate at which the Company expends its resources is variable, may be accelerated and will depend on many factors. The Company may need to raise substantial additional capital to fund its operations and may seek such additional funding through public or private equity or debt financing.

Subsequent to June 30, 1999, the Company raised $2,772,500 (unaudited) through a series of private placements of 1,386,250 (unaudited) Class A units at $2.00 per unit. The Company is currently in the process of raising $10,000,000 through an additional series of private placements. While certain expressions of interest have been received, no significant amounts have been yet raised.

Management believes that the Company's plans to generate additional capital from private financings will be sufficient to allow the Company to continue in existence through June 30, 2000. However there can be no assurance that sufficient additional funding will be available.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)


NOTE C -- PROPERTY AND EQUIPMENT

                                                      June 30,        September 30,
                                                        1999               1999
                                                    -----------      --------------
                                                                       (unaudited)
Furniture and fixtures                                $ 75,476         $  148,551
Computer hardware                                      248,137            389,731
Computer software                                      340,296            426,023
Leasehold improvements                                  78,935            214,279
                                                      --------         ----------
                                                       742,844          1,178,584
Accumulated depreciation and amortization               28,612            105,022
                                                      --------         ----------

                                                      $714,232         $1,073,562
                                                      ========         ==========


NOTE D -- RELATED PARTIES

The Company's majority shareholder and President has controlling interest in the following companies: Milinx Marketing Group, Inc. (Texas), Milinx Marketing Group, Inc. (British Columbia), Milinx Management Corporation, Milinx International, Inc. (Cayman), Credit Assure International, Inc., Assured Card Corporation (currently inactive). Effective April 1, 1999, Milinx Marketing Group, Inc. (British Columbia) sold all of its tangible and intangible assets to Milinx Business Services, Inc. (British Columbia), the Subsidiary, in exchange for $96,948 (CND) or approximately $65,900 (US). See also note M(2).


NOTE E -- LICENSES

On February 12, 1999, the Company signed a ten-year license agreement with Milinx International, Inc. ("Milinx International"), an affiliated company (see note D). The agreement grants the Company an exclusive right to use Internet and communication technologies, software, trade secrets and marketing systems for Milinx products in North America. The agreement calls for $50,000 to be paid by August 12, 1999, and nine yearly payments of $25,000 commencing February 12, 2000. The Company has recorded a liability of $225,000 for future payments to be made. The initial payment of $50,000 was made prior to June 30, 1999. The Company recorded a corresponding asset of $275,000 which it is amortizing over the life of the agreement. Amortization expense for the six months ended June 30, 1999 and the three months ended September 30, 1999 (unaudited) was $13,750 and $6,875, respectively. See also note M(2).

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE F -- TRADEMARKS

On March 15, 1999, the Company entered into an agreement with Credit Assure International, Inc. ("Credit Assure"), an affiliated company (see note D). Under the agreement, the Company was granted an exclusive right to use "CreditAssure" trademark and serve as its exclusive distributor and marketer in the United States and Canada. In consideration of the rights received, the Company granted Credit Assure an option to purchase 750,000 shares of the Company's Preferred A Stock for $27,000. Options were granted on March 15, 1999 and exercised on April 6, 1999. Due to the absence of any market for the Company's preferred stock, value of the option, if any, at the date of grant was considered negligible. See also note M(2).


NOTE G -- DUE TO MILINX MANAGEMENT CORPORATION

On February 12, 1999, the Company entered into a management agreement with Milinx Management Corporation ("Milinx Management"), an affiliated company (see note D). Under the terms of the agreement Milinx Management was to provide management, administrative and marketing services to the Company in consideration for payment of all of the associated expenses to be incurred by the Milinx Management in connection with providing the services, including personnel costs. In addition, Milinx Management was entitled to a management fee equal to fifteen percent of the expenses to be billed to the Company. Before this agreement was terminated on April 1, 1999, the Company received services from Milinx Management, totaling approximately $44,800. All but $3,586 and $3,420 (unaudited) of these fees was paid by the Company prior to June 30, 1999 and September 30, 1999, respectively. The balance bears no interest and is due on demand.


NOTE H -- DUE TO MILINX MARKETING GROUP, INC.

In connection with acquisition of assets from Milinx Marketing Group, Inc. (BC) (see note D), the Subsidiary issued a demand promissory note with principal balance of $65,681 that bears interest at 10% per annum. During the period, the Company accrued $1,643 in interest on this promissory note. As of June 30, 1999 there were no payments made on the note.

The Subsidiary also incurred various expenses on behalf of Milinx Marketing Group, Inc. totaling $39,427. At June 30, 1999 the entire balance was recorded as a receivable from Milinx Marketing. Per agreement between the Subsidiary and Milinx Marketing, at June 30, 1999 the balance due to the Subsidiary was offset against the balance due to Milinx Marketing with remaining $25,813 being due to Milinx Marketing Group, Inc. As of September 30, 1999 (unaudited), the Company satisfied all but $7,314 of the aforementioned liability.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE I -- STOCKHOLDERS' EQUITY

The Company has the following types of securities authorized and outstanding:

Common Stock -- $0.001 par value, 210,000,000 shares authorized, 8,470,000 shares outstanding. On June 12, 1999, the directors resolved to increase the authorized shares to 210,000,000 from 45,000,000 and approved a two for one stock split on the Company's common stock to facilitate proposed financing plans. However, on November 4, 1999, the Board of Directors voted to reverse the foregoing stock split and to consolidate the issued and outstanding shares of common stock at a ratio of one for two, thus, effectively, negating the June 12, 1999 stock split. The number of authorized shares remained at 210,000,000.

Preferred Stock -- During the six month ended June 30, 1999 and prior to the issuance of the financial statements the Board has authorized a total of 35,000,000 shares of preferred stock designated into series as follows:

Series A $0.001 par value, 10% non-cumulative, voting, convertible preferred stock -- 15,000,000 shares authorized, 3,675,000 shares issued and outstanding. Series A preferred shareholders are entitled to a non-cumulative 10% cash dividend. Each share has a $.32 liquidation preference in addition to any declared and unpaid dividends outstanding at the time of liquidation (up to $.32 of accumulated dividends per each Series A preferred share). Each preferred shareholder is entitled to a number of votes that equals twice the number of common shares into which said Series A preferred stock may be converted but no less than six votes for each Series A preferred share. General conversion provisions entitle each preferred share to be converted into three common stock shares. The agreement also has variable conversion provisions designed to prevent dilution of the preferred shareholders' position. No shares can be converted during the twelve months following issuance. The agreement also contains automatic conversion provisions at the election of the Company. At June 30, 1999 the conversion ratio of Series A preferred stock into common stock was 1:3.

Series B no par value voting, convertible preferred stock -- 10,000,000 shares authorized, none issued and outstanding. Each share of Series B preferred stock has a $3.00 liquidation preference. Each preferred shareholder is entitled to a number of votes that equals the number of common shares into which said Series B preferred stock may be converted. General conversion provisions entitle each preferred share to be converted into two common stock shares. The agreement also has variable conversion provisions designed to prevent dilution of the preferred shareholders' position. No shares can be converted until after December 31, 1999. The agreement also contains automatic conversion provisions at the election of the Company. At June 30, 1999 the conversion ratio of Series B preferred stock into common stock was 1:1.

Series C $0.001 par value, 10% non-cumulative, voting, convertible preferred stock -- Subsequent to June 30, 1999, the Board of Directors authorized 10,000,000 Series C preferred shares. Series C preferred shareholders are entitled to a non-cumulative 10% cash dividend. Each share of Series C preferred stock has a $1.00 liquidation preference less accumulated total dividends paid up to the time of liquidation. Each preferred shareholder is entitled to a number of votes that equals the number of common shares into which said Series C preferred stock may be converted. General conversion provisions entitle each preferred share to be converted into one common stock share. The agreement also has variable conversion provisions designed to prevent dilution of the preferred shareholders' position. No shares can be converted until after December 31, 1999. The agreement also contains automatic conversion provisions at election of the Company.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE I -- STOCKHOLDERS' EQUITY -- Continued

Warrants -- during the period from inception to June 30, 1999, the Company authorized the following warrants:

         1999 Internal Warrant A

         On May 25, 1999, the Board of Directors voted to authorize 900,000 1999 Internal Warrants A. These warrants are exchangeable for common shares at $7.50 per share until January 1, 2001.

         1999 International Warrant A

         On April 2, 1999, the Board of Directors voted to create a class of warrants known as the 1999 International Warrant A. These warrants are exchangeable for common shares at $2.00 per common share until September 30, 2000. The Company, at a nominal sum, may repurchase these warrants if the common shares of the Company trade at $2.40 for five consecutive trading days and the warrant is not exercised.

Subsequent to June 30, 1999, the company authorized the following warrants:

         1999 Internal Warrant B

         On July 25, 1999, the Board of Directors voted to authorize 650,000 1999 Internal Warrant B. These warrants are exchangeable for Series A Preferred shares at $6.00 per share until March 31, 2005.

         Class A Warrants

         On September 29, 1999, the Directors resolved to create a class of 500,000 warrants known as Class A Warrants. These warrants are exchangeable for common shares at $5.00 per common share until September 30, 2000. The Company, at a nominal sum, may repurchase these warrants if the common shares of the Company trade at $7.50 for five consecutive trading days and the warrant is not exercised.

         Class B Warrants

         On September 29, 1999, the Directors resolved to create a class of 500,000 warrants known as Class B Warrants. These warrants are exchangeable for common shares at $7.50 per common share until September 30, 2000. The Company, at a nominal sum, may repurchase these warrants if the common shares of the Company trade at $10.00 for five consecutive trading days and the warrant is not exercised.

         Class D Warrants

         On November 10, 1999, the Directors resolved to create a class of 5,000,000 warrants known as Class D Warrants. These warrants are exchangeable for common shares at $2.00 per common share until November 15, 2000. The Company, at a nominal sum, may repurchase these warrants if the common shares of the Company trade at $2.80 for five consecutive trading days and the warrant is not exercised.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE I -- STOCKHOLDERS' EQUITY -- Continued

         Class E Warrants

         On November 10, 1999, the Directors resolved to create a class of 1,000,000 warrants known as Class E Warrants. These warrants are exchangeable for common shares at $2.00 per common share until December 31, 2000.

Units -- the Company authorized the following types of hybrid securities:

         1999 Class A Units

         On April 2, 1999 the Board authorized creation of 1,000,000 1999 Class A Units. Each unit consist of one Series B preferred share and 1/2 International Warrant A.

         1999 Class C Units

         On September 29, 1999, the Board of Directors resolved to authorize and create 10,000,000 1999 Class C Units. These units are comprised of 1 Series B preferred share, 1/2 Class A Warrant, and 1/2 Class B Warrant.

         1999 Class D Units

         On November 10, 1999, the company's Directors resolved to authorize and create 10,000,000 1999 Class D Units. These units are comprised of 1 Series C preferred share and 1/2 Class D Warrant.

Issuances:

During the period from inception to June 30, 1999, the company issued the following:

         On February 12, 1999, the Company completed the first round of a public placement under Rule 504 of Regulation D selling 4,300,000 shares of its voting common stock for total proceeds of $100,000.

         Also on February 12, 1999, the Company issued 2,925,000 Series A preferred shares (as a private placement) to two of the Company's directors (including President) and to its legal counsel for cash proceeds of $2,925, and 45,000 shares of its voting common stock to an officer of the Company for $45 cash.

         On March 19, 1999, the Company completed a public placement under Rule 504 of Regulation D selling 1,300,000 shares of its voting common stock for total proceeds of $130,000.

         On March 26, 1999, Credit Assure exercised its option on 750,000 Series A preferred shares for cash proceeds of $27,000.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE I -- STOCKHOLDERS' EQUITY -- Continued

         On April 2, 1999, the Company completed a private placement under Rule 701 of Regulation D selling 675,000 shares of its voting common stock for total proceeds of $33,750 to directors (including President) officers and consultants of the Company.

         On April 5, 1999, the Company completed a public placement under Rule 504 of Regulation D selling 1,800,000 shares of its voting common stock for total proceeds of $320,000.

         On April 20, 1999, 200,000 options were granted (under Rule 701) to four of the Company's sales associates permitting the purchase of common shares at $2.00 per share effective July 15, 1999 and expiring on March 31, 2001. Using an option valuation model, fair value of the options at the date of grant was determined to be negligible due to low stock volatility and options being "out of the money" at the date of grant.

         On May 25, 1999, the Company completed a private placement under Rule 701 selling 350,000 shares of its voting common stock for total proceeds of $17,500 to an officer of the Company. The proceeds were collected in full prior to the issuance of the financial statements; however, $17,150 were included in total accounts receivable at June 30, 1999.

         On May 25, 1999, 900,000 1999 Internal Warrant A were privately issued to a director and the Company's legal counsel. These warrants are exercisable at $7.50 per common share until January 31, 2001. The warrants were issued for cash proceeds of $200.

         On June 30, 1999, the Company privately issued 295,000 Class A units at $2.00 per unit for total cash proceeds of $590,000.

Subsequent to June 30, 1999 the Company issued the following:

On July 25, 1999, 650,000 1999 Internal Warrant B were issued to two directors. These warrants are exercisable at $6.00 per Series A preferred share until March 31, 2005.

On September 30, 1999, the Company issued 613,750 1999 Class A units at $2.00 per unit.

On October 31, 1999, the Company issued 163,500 1999 Class A units at $2.00 per unit.

On November 11, 1999 the Company allotted 71,000 common shares for issuance to employees of the Subsidiary. These shares will be issued at $0.05 per common share.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE J -- INCENTIVE PLANS

     Employee-Associates Incentive Warrant Plan

     On March 15, 1999, the Board of Directors approved the 1999 Employee-Associates Incentive Warrant Plan (the Plan). The Plan was established as compensation incentive for retention and motivation of employees and independent contractors. A total of up to 780,000 warrants could be authorized to be issued (Rule 701) under this plan under Rule 701. The warrants could be purchased by qualified employees at $0.05 per warrant. Each warrant entitled a warrant holder to purchase one share of the Company's voting common stock at a maximum of $2 per share. The exercise price varies based on the underlying stock performance. No warrants were issued under the Plan through the period ending June 30, 1999, and this plan has subsequently been replaced with the 1999-7 Employee Stock Option Plan.

     1999-7 Employee Stock Option Plan


     On July 14, 1999, the Board of Directors approved the creation of the 1999-7 Employee Stock Option Plan to replace the Employee-Associates Incentive Warrant Plan. Under this plan, the Company may grant up to 4,000,000 options (Rule 701) to employees to acquire one common share per option of the Company at an exercise price of $0.002 to $2.00 per share commencing December 31, 1999 and expiring March 31, 2005. After November 4, 1999 stock consolidation (see note I), each option is now convertible to 1/2 share of the Company's common stock. On November 10, 1999, the number of options under this plan was increased to 6,000,000.


     Director and Executive Stock Option Plan

     On July 25, 1999, the Directors authorized the creation of 1,000,000 options for directors and executives. Each option would entitle its holder to acquire one share of the Company's common stock at $2.00 per share. These options are exercisable for the period from July 25, 1999 to March 31, 2005. On July 25, 1999, 500,000 options were granted under this plan to a director of the Company.


NOTE K -- INCOME TAXES

     The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109).

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE K -- INCOME TAXES -- Continued

     The income tax provisions reconciled to the tax computed at the statutory federal rate for the period ended June 30, 1999 were:

                                           The Company       The Subsidiary
                                           -----------       --------------
     Tax benefit at statutory rate          $(93,766)          $(197,589)
     Increase in valuation allowance          93,766             197,589
                                            ---------          ---------

     Total                                  $     -            $      -
                                            =========          =========

     The components of deferred taxes are as follows at June 30, 1999:

                                            The Company      The Subsidiary
                                            -----------      --------------
     Deferred tax asset:
         Net operating loss carryforward     $ 64,186          $ 210,532
         Organization costs                    29,580                  -
         Fixed asset depreciation                  -             (12,943)
         Valuation allowance                  (93,766)          (197,589)
                                             --------          ---------
                                             $      -          $       -
                                             ========          =========

The Company has established the above valuation allowances as of June 30, 1999 due to uncertainty of future realization of deferred tax assets. At June 30, 1999, the Company has net operating loss carryforwards for federal income tax purposes available to offset future income which expire in 2019.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE L -- COMMITMENTS AND CONTINGENCIES

1.       Operating Leases

The Company has obligations under long term, non-cancelable operating leases for premises and equipment. Lease terms range from 4 to 5 years. The future minimum payments are as follows:

        Year ending                  June 30,       September 30,
--------------------------          ----------      -------------
                                                     (unaudited)
            2000                      $156,800          $166,800
            2001                       169,100           178,400
            2002                       177,400           173,500
            2003                       183,300           181,500
            2004                       187,000           177,900
Thereafter                              12,000            11,600
                                      --------          --------
Total minimum lease payments          $885,600          $889,700
                                      ========          ========

2.       Employment Agreements

At June 30, 1999 the Company has employment contracts with two of its officers/directors requiring monthly compensation payments of $17,250 in aggregate and expiring December 9, 2002. Total payments due were as follows:

        Year ending                  June 30,       September 30,
--------------------------          ---------       -------------
                                                     (unaudited)
            2000                      $207,000          $207,000
            2001                       207,000           207,000
            2002                       207,000           207,000
            2003                        86,250            34,500
                                      --------          --------
                                      $707,250          $655,500
                                      ========          ========

Total accrued under contracts during the six months ended June 30, 1999 was $51,750 and $103,500 at September 30, 1999 (unaudited).

3.       Management and Financial Consulting Services Agreement

The Company also has a management and financial consulting services agreement with a company controlled by a director. Under this contract, the Company was obligated to pay up to $1,200 per week for services rendered by this director, up to June 30, 1999. The Company incurred $3,200 under this agreement during the six months ended June 30, 1999 and $11,000 during the three months ended September 30, 1999 (unaudited).

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE L -- COMMITMENTS AND CONTINGENCIES -- Continued

4.       Legal


Two related claims or potential claims involving computer software licensing have been asserted against the Company. As at December 17, 1999, KRP Communications, Ltd. ("KRP"), is claiming the sum of $210,048 Canadian funds for an alleged failure to pay timely license fees for computer software. No formal claim other than a demand letter had been advanced in connection with the KRP claim. On January 11, 2000, Interactive Intelligence, Inc. ("Interactive") advanced a claim through the American Arbitration Association for $3,900,000 U.S. funds for an alleged breach of a Software License Agreement (see note M(1)). KRP is Interactive's reseller. Interactive is the owner of a software program designed to handle intra company telecommunications and small answering services. The Company has responded to Interactive's Arbitration claim by denying any amount is owing and counterclaiming against Interactive for damages stemming from Interactive's failure to deliver a workable system. On February 2, 2000, the Company commenced suit in the Supreme Court of British Columbia, (the "British Columbia Lawsuit"), naming as defendants KRP, Interactive and others. Although both the Arbitration and the British Columbia Lawsuit were just recently commenced and no discovery has taken place, management believes that it has valid defenses to Interactive and KRP's claims and that it will prevail in its claims and counterclaims against Interactive and KRP. The Company intends to vigorously defend the KRP and Interactive claims and vigorously pursue its claims and counterclaims against KRP and Interactive.



NOTE M -- SUBSEQUENT EVENTS

1.       License Agreement

Subsequent to June 30, 1999, the Company entered into a license agreement to obtain the rights to use telephony and communications software for total consideration of $4,000,000 payable in instalments as follows:

September 21, 1999                                              $  100,000
September 28, 1999                                                 300,000
Upon delivery of software                                        1,000,000
Upon proof that the software can accommodate 75,000 users        1,000,000
Upon proof that the software can accommodate 150,000 users       1,600,000
                                                                ----------
                                                                $4,000,000
                                                                ==========

The initial payment contemplated under this agreement was made subsequent to June 30, 1999. The remaining payments are currently in dispute (see note L(4)).

2.       Acquisition of Intellectual Property

On October 15, 1999, the Company's acquired substantially all assets of Milinx International, Inc. for consideration of 375,000 of the Company's common shares.

                   Milinx Business Group, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                June 30, 1999 and September 30, 1999 (unaudited)



NOTE M -- SUBSEQUENT EVENTS -- Continued

Also on October 15, 1999, the Company's acquired substantially all assets of Credit Assure International, Inc. for consideration of 50,000 of the Company's common shares.

3.       Forestay Acquisition

Pursuant to a share exchange agreement between Forestay Corporation ("Forestay"), a Delaware corporation, and the Company, on December 9, 1999 all the outstanding shares of common stock of Forestay Corporation were exchanged for 250,000 shares of common stock and 250,000 Warrants of Milinx Business group, Inc. in a transaction in which Forestay became a wholly owned subsidiary of the Company. Milinx has elected successor issuer status under Exchange Act Rule 12g-3 as of December 9, 1999.

4.       Equity Transactions

On November 30, 1999, the Company issued 212,500 1999 Class A units at $2.00 per unit.

On December 9, 1999, the Company awarded a director 90,000 warrants that are vested over a two year period and exchangeable (each) into one common share with exercise price of $7.50 per warrant.

On December 31, 1999, the Company issued 396,500 1999 Class A units at $2.00 per unit.

On January 14, 2000, the Company increased the authorized number of preferred shares to 100,000,000.